Exhibit 21

Subsidiaries of Registrant

State of Incorporation
Name of Subsidiary	or Organization

CBSI Insurance, Inc.	Nevada
Your Community Bank	Indiana
CBSI Holdings, Inc.	Nevada
CBSI Investments, Inc.	Nevada
CBSI Investment Portfolio Management, LLC	Nevada
CBSI Development Fund, Inc.	Indiana
First Community Service Corporation	Indiana
Nelson Service Corporation	Kentucky
YCB Real Estate Holdings, LLC	Indiana
Kentuckiana Real Estate Holdings, LLC	Indiana
The Scott County State Bank	Indiana
Southern Indiana Real Estate Holdings, LLC	Indiana
SCSB Real Estate Holdings, LLC	Indiana